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                                                                    Exhibit 23.4

                  CONSENT OF ALEX. BROWN & SONS INCORPORATED

     Alex. Brown & Sons Incorporated hereby consents to the use of its name in the Proxy Statement/Prospectus forming part of this Registration Statement on Form S-4 and to the filing of its letter attached as Appendix B to the Proxy Statement/Prospectus. In giving such consent, Alex. Brown & Sons Incorporated does not admit that it falls within the category of persons whose consent is required under Section 7 to the Securities Act of 1933, as amended, and the Rules and Regulations issued thereunder.


Date: October 24, 1994                     /s/ Alex. Brown & Sons Incorporated